Exhibit 3.96
ARTICLES OF INCORPORATION
OF
NORMAL LIFE OF SOUTHERN INDIANA, INC.
          1. The corporation’s name shall be Normal Life of Southern Indiana, Inc.
          2. The corporation’s duration shall be perpetual.
          3. The corporation’s purposes shall be to engage in and transact any and all lawful business for which corporations may be incorporated under the Indiana Business Corporation Act.
          4. The corporation shall have authority to issue 1,000 shares of common stock without par value. The corporation shall not commence business until it has received at least $1,000.00 of paid-in capital for the issuance of shares.
          5. The address of the corporation’s initial registered office shall be:

Suite 0 1016 Weinbach Avenue Evansville, Indiana 47714
The name of the corporation’s initial registered agent at that address shall be William F. Beaven.
          6. The number of Directors constituting the corporation’s initial Board of Directors shall be four (4). The members of the initial Board of Directors and their residence addresses shall be:

William F. Beaven P. O. Box 95, Hwy. 359 Uniontown, Kentucky 42461

Michael W. Mefford 606 Powhaten Madisonville, Kentucky 42431

J. Robert Shaver 9708 Timberbrook Drive Louisville, Kentucky 40223

Donnie Lindsey General Delivery Beaver Dam, Kentucky 42320
          7. Any written consent by any shareholder with respect to any action to be taken by unanimous written consent rather than at a meeting of shareholders may be signed on behalf of that shareholder by the person or persons who would be entitled to vote that shareholder’s shares with respect to the action if the action were taken at a meeting of the shareholders.
          8. If any shareholder or shareholders shall enter into with any shareholder or shareholders or with the corporation any agreement imposing any restrictions upon the transfer of shares of common stock of the corporation and shall deliver a copy of the agreement to the Secretary to be kept on file at the corporation’s registered office, then the shares subject to such restrictions shall be transferable only in accordance with such agreement and may be transferred on the stock transfer books of the corporation only in accordance with such agreement.
          9. The name and address of the incorporator is William G. Craig, Jr., 100 St. Ann Building, Owensboro, Kentucky 42301.

/s/ William G. Craig, Jr.
William G. Craig, Jr.

DATE: August 1, 1983

STATE OF KENTUCKY
COUNTY OF DAVIESS
          SUBSCRIBED, SWORN AND ACKNOWLEDGED before me by William G. Craig, Jr., incorporator for the above named proposed corporation, this August 1, 1983.

/s/ Kimberly J. Anderson
Kimberly J. Anderson

Notary Public, Ky. State-at-Large
My commission expires: 3-4-85